                                                                    EXHIBIT 99.2



                                   [Form of]
                              MANAGEMENT AGREEMENT
                              --------------------

     THIS AGREEMENT is made and entered into this                day of        ,
1997, between Kearns-Tribune Corporation, a Utah corporation ("KT") and The
Salt Lake Tribune Publishing Company, LLC, a Utah limited liability company (the "Manager").

                             W I T N E S S E T H  :
                             - - - - - - - - - -

     WHEREAS, KT has entered into that certain Agreement and Plan of Reorganization and Merger, dated as of April 18, 1997, with Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI KT Merger Sub, Inc., a Utah corporation ("TCI Sub"), pursuant to which TCI Sub will merge with and into KT in connection with the acquisition of KT by TCI;

     WHEREAS, KT, through its subsidiaries and affiliates, owns and operates the newspaper and related businesses set forth on Exhibit A (the "Newspapers"); and

     WHEREAS, KT desires to engage the Manager to manage and operate the Newspapers and the Manager desires to accept engagement, upon the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the premises, covenants and representations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties thereto agree as follows.

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

      1.01  Definitions.  As used herein, the following terms shall have the
            -----------
following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):
                       ---- -----

     Affiliate: With respect to any person, (a) any director, officer, employee,
     ---------
member or general partner of such person; and (b) any other person which, directly or indirectly, controls, is controlled by or is under common control with, such person. As used herein "control" shall mean the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     Agency Accounts: As defined in Section 5.01.
     ---------------

     Annual Plan or Plan: As defined in Section 3.04.
     -------------------

     Audit Delivery Date: As defined in Section 3.05.
     -------------------

     Board: The Board of Directors of KT.
     -----

     Consumer Price Index: The Consumer Price Index (All Items) published in the
     --------------------
Monthly Labor Review by the U.S. Bureau of Labor Statistics or, if such index
--------------------
shall no longer be published, any comparable measure of changes in consumer prices on a national basis that is prepared and published periodically by an agency of the United States Government.

     Joint Operating Agreement: The Amendment Agreement, dated June 1, 1982,
     -------------------------
between KT and Deseret News Publishing Company.

     KT Assets: All realty and personalty, tangible and intangible, whether
     ---------
owned or leased by KT or its subsidiaries, used or usable in connection with the ownership and operation of the Newspapers.

     Net Income: For any period, the net income of KT and its subsidiaries for
     ----------
such period after provision for taxes applicable to such period, as determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

                                   ARTICLE II
                                      TERM
                                      ----

      2.01  Term.  The term of this Agreement shall commence on the date hereof
            ----
and shall continue for an initial period of five (5) years thereafter unless terminated sooner in accordance with Article VI. Thereafter, unless terminated sooner in accordance with Article VI, this Agreement shall be automatically renewed for successive one-year periods unless either party provides the other with 180 days written notice prior to the end of the initial period, or 120 days written notice prior to the end of any such renewal period, that it will not renew this Agreement.

                                  ARTICLE III
                              MANAGEMENT SERVICES
                              -------------------

      3.01   Appointment; Executive Officers.
             -------------------------------

          (a) KT hereby appoints the Manager as the exclusive management agent to supervise and manage the publication and operation of the Newspapers and to render services related thereto, subject to the direction and authority of KT, pursuant to the terms of this Agreement, and the Manager hereby accepts such engagement.

          (b) The responsibility for the day-to-day management and operations of the Newspapers shall be vested in a Chief Executive Officer ("CEO") who shall report on a day-to-day basis to the Manager. The Newspapers shall also have a Chief Operating Officer ("COO") who shall report on a day-to-day basis to the CEO. The individuals designated to serve as the CEO and the COO shall be selected by the Manager and approved by KT, which approval shall not be unreasonably withheld. KT shall have the authority to terminate the CEO upon 30 days' notice if, in its reasonable business judgment, the CEO is not adequately or fairly serving the Newspapers. The CEO shall have the authority to terminate the COO and to designate a replacement to serve until such time as the Manager
shall have appointed (and KT shall have approved) a new COO.   During any period
when there is no CEO, the COO shall have the duties and responsibilities assigned to the CEO. The individuals selected to be the initial CEO and COO, respectively, effective as of the date of this Agreement, are named on Exhibit B, and KT, by its execution hereunder, hereby consents to the selection of such individuals.

      3.02  Services to be Performed by the Manager.  In accordance with the
            ---------------------------------------
objectives of any Annual Plan adopted pursuant to Section 3.04, and subject to the limitations of any such Annual Plan and to the provisions of this Agreement, the Manager shall have the duty and is hereby granted authority to perform, or cause to be performed, such services as are reasonably required for the proper and efficient operation and management of the Newspapers, on behalf of and for the benefit of KT and its stockholders including, without limitation, the following:

               (i) The Manager shall determine, establish, and maintain operating policies, standards of operation, quality of publication, and any other matters affecting customer relations and all phases of promotion and publicity.

               (ii) The Manager shall have the authority to act on behalf of KT with respect to all action required or permitted to be taken by KT under the Joint Operating Agreement.

               (iii) The Manager shall, consistent with the Annual Plan, make any and all purchases of equipment, supplies, and services required for the Newspapers.

               (iv) The Manager shall, consistent with the Annual Plan, enter into such contracts for the furnishing of utilities, maintenance, and other services to the Newspapers as the Manager reasonably deems necessary or desirable for the proper operation of the Newspapers, provided that any one contract shall not exceed $60,000, or that such contracts shall not, in the aggregate, exceed $300,000.

               (v) The Manager shall perform, or cause to be performed, all such administrative functions as are necessary for the efficient and continued operation of the businesses operated by the Newspapers, including the making of all payments, taxes, fees, charges, royalties, and other levies as shall be necessary to comply with regulatory or other requirements.

               (vi) The Manager shall, subject to the approval of the Board and
          Section 3.01(b), establish and maintain a personnel program, which will include:

                         (A) selection, recruitment, employment, promotion,
                    supervision, and termination of employees for the Newspapers;

                         (B) training of employees for the Newspapers; and

                         (C) establishment and maintenance of employee policies
                    and procedures.

               (vii) The Manager shall cooperate in assisting KT in the preparation of and filing of all payroll tax reports and shall timely make payment of all withholding and other payroll taxes and FICA deposits from the Agency Accounts on behalf and in the name of KT and its subsidiaries.

               (viii) The Manager shall take out, or cause to be taken out, on behalf of KT and its subsidiaries the insurance described in Article IV.

               (ix) The Manager shall maintain full and complete books of account and accurate business records reflecting the results of operations of the Newspapers, including all sums received (including the person or entity making payment), and all bills paid and other disbursements made, with respect to the Newspapers; such records shall be maintained on a current basis, and a monthly summary of such records, reasonably acceptable in form to KT, shall be furnished to KT; and such records may be examined by authorized representatives of KT at all reasonable times.

               (x) The Manager shall retain such records as are required by statute or by any governmental agency with jurisdiction over KT and its subsidiaries or as reasonably required by the business and shall deliver all records to KT upon termination of this Agreement.

               (xi) The Manager shall conduct periodic internal audits of the Newspapers for the purpose of verifying compliance with financial and operational policies and procedures.

               (xii) Promptly after the end of each fiscal year, the Manager shall cause the books and records reflecting the operations of the Newspapers to be audited by an independent certified public accounting firm selected by the Board. Within 90 days after the end of each fiscal year, such accounting firm shall render to KT audited financial statements, accompanied by an opinion thereon.

               (xiii) The Manager shall have the authority to institute any and all legal actions or proceedings arising out of the ordinary course of the business carried on by the Newspapers, including any and all actions or proceedings which the Manager deems necessary to (A) collect charges or other income from the Newspapers, (B) cancel or terminate any lease, license, or subscription agreement, and (C) support the Newspapers' news gathering functions, including actions seeking to access documents and proceedings and to protect the First Amendment rights of the Newspapers, provided, in each case, that the amount at issue does not exceed $100,000.

               (xiv) The manager shall have the authority to compromise or to abandon, or to refuse to compromise or to abandon, any claim for libel or related causes of action, provided that the total financial risk to KT from any such decision does not exceed $250,000.

               (xv) Subject to the provisions of Section 3.03, the Manager shall supervise and administer all other activities incidental to the operation of the Newspapers.

               (xvi) The Manager shall, from time to time upon the reasonable request of TCI, (A) make its officers and employees available to TCI for consultation on matters relating to strategic opportunities among the Newspapers, KT, TCI and any of their respective Affiliates, and
          (B) assist TCI and its Affiliates in developing such opportunities, provided that the provision of such services do not require the Manager to incur any expense which TCI (or such Affiliate) has not agreed to reimburse.

               (xvii) The Manager shall carry out its responsibilities under this Agreement in a businesslike, efficient, competent, economic, and professional manner, in full compliance with all applicable legal, contractual, and insurance requirements.

     Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged and agreed that the Manager shall have sole authority and discretion with respect to the news and editorial policies established and implemented by the Newspapers.

      3.03     Limitations on the Manager's Authority.
               --------------------------------------

     Notwithstanding any other provision to the contrary contained herein, the Manager shall not take any action which exceeds the limited grant of authority provided herein. Without limiting the generality of the foregoing, the Manager shall not, without the consent of the Board:

               (i) Make any expenditures (which have not been approved in connection with the Board's approval of the Annual Plan) which exceed $100,000 for any one item or $250,000 in the aggregate (or such greater or lesser amounts as may from time to time be fixed by the Board).

               (ii) Make any disposition, pledge, or encumbrance of any KT Assets or any assets of any subsidiary of KT having a value in excess of $50,000 or such greater or lesser amount as may from time to time be fixed by the Board.

               (iii) Make any arrangement relating to the creation or incurrence of any indebtedness or other liability (including contingent liabilities pursuant to guarantees or otherwise) of KT or any subsidiary thereof for borrowed money (other than borrowings under existing credit facilities made in accordance with the Annual Plan); grant any security for any of the unsecured indebtedness for borrowed money of KT or any subsidiary thereof or provide any additional security for any of their respective secured indebtedness for borrowed money or grant any security for the payment of the purchase price of any property (other than purchase money security interests attaching only to the property so acquired).

               (iv) Make any commitments on behalf of KT or any subsidiary thereof to specific projects other than as provided in the Annual Plan.

               (v) Enter into any rental agreements, leases, contracts, or other commitments on behalf of KT or any subsidiary thereof not otherwise provided for in the Annual Plan except for agreements which do not exceed $10,000 or, in the aggregate, $50,000.

               (vi) Subject to Section 3.02 (xiv), institute, settle, or abandon on behalf of KT or any subsidiary thereof, any legal action involving
          (x) a claim or claims for monetary damages aggregating in excess of $250,000 or such greater or lesser amount as may from time to time be fixed by the Board, or (y) a claim or claims against any governmental entity.

               (vii)  Amend, alter or modify the Joint Operating Agreement.

               (viii) Expand the scope of the business conducted by the Newspapers on the date of this Agreement to include the development or furnishing of interactive, on-line, video or similar services.

      3.04     Annual Plans.
               ------------

     (a) The Manager shall submit to the Board the following proposed plans and budgets (the "Annual Plan") for the Newspapers within 60 days prior to the end of each calendar year: (i) an estimated profit and loss statement for such ensuing year; (ii) estimates for such ensuing year, covering expenditures for:
(w) the purchase of KT Assets, (y) amounts necessary for KT to meet its obligations under the Joint Operating Agreement, and (z) capital improvements; and (iii) the Manager's proposed operating, marketing, and management plan for the Newspapers. In preparing the Annual Plan, the Manager shall base its estimates upon the most recent and reliable information then available.

     (b) The Board will either approve or deny the Annual Plan within 20 days following its receipt. Should the Board deny the Annual Plan, the Manager shall cooperate with the Board to formulate an acceptable Annual Plan as quickly as possible. If, notwithstanding the foregoing procedures, on January 1 of any year, no Annual Plan has been approved by the Board for such year, then the Annual Plan adopted for the prior year adjusted (without duplication) to reflect increases or decreases resulting from the following events, shall govern until such time as the Board approves a new Annual Plan:

               (i) elections made under contracts by the Newspapers in the prior year;

               (ii) elections in such year or any prior year by other parties under contracts in existence in such prior year;

               (iii) the operation of escalation or de-escalation provisions in contracts solely as a result of the passage of time or the occurrence of events beyond the control of the Newspapers;

               (iv) increases in expenses attributable to the annualized effect of employee additions during the prior year contemplated by the Annual Plan for the prior year;

               (v) increased operating and selling, general and administrative expenses in an amount equal to the percentage increase for the prior year in the Consumer Price Index multiplied by the total of overhead expenses reflected in the Annual Plan for the prior year;

               (vi) decreases in revenues due, in whole or in part, to reductions in circulation fees or other income;

               (vii) the anticipated incurrence of costs during such year for any legal, accounting and other professional fees or disbursements in connection with events or changes not contemplated at the time of preparation of the Annual Plan for the prior year.

     (c) Upon approval of the Annual Plan (or, if the Annual Plan is not so approved by the Board, upon the implementation of the Annual Plan established pursuant to Section 3.04(b)), such Annual Plan shall become the Newspapers' Annual Plan for the next succeeding fiscal year and the Manager shall take such steps as are necessary or appropriate to implement the Annual Plan. The Manager shall have the right and obligation to update and revise the Annual Plan from time to time during the period covered thereby to reflect variables and events not foreseeable at the time of preparation of the Annual Plan and not reasonably within the control of the Manager. All such revisions shall be submitted prior to implementation to the Board for approval.

     (d) The Manager shall at all times comply with the applicable Annual Plan, and shall not deviate therefrom in any substantial respect. Notwithstanding the foregoing, (i) the Manager may, if it deems necessary, reallocate the amounts budgeted therein, provided that the amount reallocated to any budgeted item shall not exceed 10% of the amount budgeted for such item in the Annual Plan; and (ii) the Manager shall be entitled to make additional expenditures not authorized under the then applicable Annual Plan in case of emergencies or any unexpected casualties, or in order to comply with any applicable legal or insurance requirements; provided that in no such event shall such expenditures exceed $250,000 in the aggregate per year.

      3.05     Compensation.  As compensation for services rendered, the Manager
               ------------
shall receive a management fee equal to 3% of the Net Income during the term of this Agreement. Such compensation shall be payable on a monthly basis as follows: following the end of each calendar month, the Manager shall submit a statement to KT setting forth its estimate of the Net Income for such month and the compensation due to the Manager based thereon; such compensation shall be payable within ten days after receipt by KT of such statement. Such monthly payments shall be adjusted as soon as practicable after the end of each fiscal year (and after the effective date of termination if this Agreement is terminated during a fiscal year) so that the aggregate compensation received by the Manager for such year equals 3% of the annual Net Income reflected in the audited financial statements of KT for such year. If such year-end adjustment results in additional fees owing to the Manager, such additional fee shall be paid within ten days after the date the audited financial statements are delivered to KT by KT's independent auditors (the "Audit Delivery Date"). If such year-end adjustment results in a rebate owing to KT, such rebate will be paid by the Manager within ten days after the Audit Delivery Date. If this Agreement is terminated, such compensation shall be prorated to the date of termination.

                                   ARTICLE IV
                                   INSURANCE
                                   ---------

      4.01     Coverage.  The Manager agrees to use its best efforts to obtain
               --------
and maintain at all times during the term of this Agreement, such insurance policies, bonds, or other sureties with respect to the Newspapers, at the expense of KT, as are required by federal, state, or local law or as are customary in the normal course of business in the newspaper industry, including the following:

               (i) insurance on the offices or buildings of KT or any subsidiaries thereof used in the operation of the Newspapers against loss or damage by fire or theft and any other perils insurable under the form of extended coverage then available; (ii) comprehensive general liability insurance; (iii) automobile liability insurance policies covering all owned or leased vehicles; (iv) libel insurance in such amounts and covering such risks as are customarily carried by entities of similar size engaged in similar businesses to that of the Newspapers; and (v) statutory workmen's compensation benefits for Newspapers employees.

      4.02     Policies and Endorsements.
               -------------------------

     (a) All insurance provided for under Section 4.01 shall be effected by policies issued by insurance companies of good reputation and of sound and adequate financial responsibility. The Manager shall deliver certificates of insurance with respect to all of the policies of insurance so procured, including existing, additional, and renewal policies, to KT and its subsidiaries and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to renewal policies to KT and its subsidiaries not less than ten days prior to their respective dates of expiration.

     (b) All policies of insurance provided for under this Article IV shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled or materially changed without at least 30 days' prior written notice to KT and the Manager.

      4.03     Waiver of Liability.  Subject to the written approval of the
               -------------------
insurance companies involved, the Manager and KT and its subsidiaries hereby waive with respect to each other, any claims for any losses, damages, liabilities, or expenses (including attorney's fees) incurred or sustained by them on account of damage or injury to persons or property arising out of the ownership, operation, and maintenance of the Newspapers, to the extent that the same are covered by the insurance required under this Article IV.

                                   ARTICLE V
                  ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS
                  --------------------------------------------

      5.01     Agency Accounts.  All payments to be made in connection with the
               ---------------
Newspapers shall be made solely with the funds of KT and its subsidiaries, and the Manager shall not have any responsibility to provide any funds or such payments. Accordingly, KT and its subsidiaries shall bear all of the costs and expenses of owning and operating the Newspapers. The Manager will maintain on behalf of KT and its subsidiaries one or more accounts in the name of KT or a subsidiary thereof, as the case may be (the "Agency Accounts"), at a bank or banks selected by the Manager and approved by the Board. All payments or funds of the Newspapers collected or received by the Manager shall promptly be deposited in an Agency Account or Accounts. All disbursements made by the Manager on behalf of KT or a subsidiary thereof as permitted by Section 3.02 shall (except as otherwise provided in Section 5.02) be made by checks drawn by the Manager on the Agency Accounts. The Agency Accounts and all funds on deposit therein shall at all times be deemed to be the property of KT or a subsidiary thereof, as the case may be. Under no circumstances shall the Manager deposit or be required to deposit any of its own funds in any of the Agency Accounts. To the extent funds contained in the Agency Accounts are not, in the sole judgment of KT, required for the discharge of existing obligations of the Newspapers, KT shall have the right to withdraw such funds in a manner consistent with TCI's cash management practices.

      5.02     Petty Cash Fund.  KT authorizes the Manager to maintain a petty
               ---------------
cash fund for routine expenditures for costs and expenses herein authorized. Any expenditures from such fund or account may be reimbursed from an Agency Account from time to time, but nothing contained herein shall be deemed to modify the Manager's obligation to maintain adequate records of all such expenditures, and total expenditures from such fund during any month shall be subject to reasonable limits which shall be established by the Board from time to time.

      5.03     KT's Right of Inspection and Review.  KT, its accountants,
               -----------------------------------
attorneys, and agents shall have the right to enter the Newspapers' offices and production facilities at all reasonable times during the term of this Agreement for the purpose of examining or inspecting the same or examining and making extracts of books and records of the Newspapers or for any other purpose which KT, in its sole discretion, shall deem necessary or advisable.

                                   ARTICLE VI
                                  TERMINATION
                                  -----------

      6.01     Termination Rights.  This Agreement may be terminated, as
               ------------------
provided below, upon the happening of any of the following events:

               (a) At KT's option, upon the failure of the Manager to keep, observe, or perform any material covenant, agreement, term, or provision of this Agreement, and if any such default is not cured or satisfied by the Manager at its sole cost and expense within a period of 90-days after written notice thereof by KT to the Manager; provided, however, that with respect to defaults which cannot be cured or satisfied within such 90-day period, the Manager shall not be in default if the Manager within such 90-day period shall have commenced reasonable efforts to effect such cure and thereafter diligently continues the same. Notwithstanding the foregoing, any default which adversely affects insurance coverage of KT or any subsidiary thereof or constitutes a breach of any of KT's or its subsidiaries, contracts or agreements with third parties, or which violates any applicable law, rule, or regulation of any governmental authority shall be cured with due diligence as promptly as possible in light of the nature of the violation and within such time period as may be specified by notice from KT or from any such governmental authority. No cure or satisfaction by the Manager pursuant to the foregoing shall affect the rights of KT with respect to any damages it has suffered as a result of any breach of this Agreement including, without limitation, the right to indemnification provided for in Section 7.02.

               (b) At KT's option, immediately and without any requirement of notice, if the Manager is not generally paying its debts as such debts become due, becomes insolvent, files or has filed against it a petition for relief under the U.S. Bankruptcy Code, 11 U.S.C., Section 101 et seq. (or any similar petition under any state or federal
              -- ---
          insolvency law), proposes any dissolution, liquidation, financial reorganization or recapitalization with creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession with respect to any property or business of the Manager.

               (c) At the Manager's option, immediately and without any requirement of notice, if the same events (as described in the immediately preceding clause (b) with respect to the Manager) shall have occurred with respect to KT.

               (d) At the option of KT, if Net Income for two consecutive fiscal years, beginning in 1999, is less than 75% of the Net Income contained in the Annual Plan (established in accordance with Section 3.04) for each such fiscal year.

      6.02     Effect of Termination.  Termination of this Agreement in
               ---------------------
accordance with this Article VI shall not affect the rights of the Manager or KT with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights of the Manager or KT with respect to any liabilities or claims accruing, or based upon events occurring, prior to the date of termination.

                                  ARTICLE VII
                                INDEMNIFICATION
                                ---------------

      7.01     Indemnification by KT.  KT agrees to indemnify and hold the
               ---------------------
Manager harmless from and against any claim, demand, loss, damage, liability, or expense (including reasonable attorneys' fees and expenses, but excluding amounts owed by the Manager to its own employees as compensation for their services) asserted against or incurred by the Manager arising out of or resulting from (i) the good faith performance by the Manager of its duties and obligations hereunder, provided that such performance is within the limitations on the Manager's authority set forth in this Agreement and would not give rise to a claim for indemnification by KT pursuant to Section 7.02, or (ii) any default, breach, violation, or nonperformance by KT of this Agreement or of any provisions contained herein.

      7.02     Indemnification by the Manager.  The Manager agrees to indemnify
               ------------------------------
and hold KT harmless from and against any claim, demand, loss, damage, liability, or expense (including reasonable attorney's fees and expenses) asserted against or incurred by KT and arising out of or resulting from any default, breach, violation, or nonperformance by the Manager of this Agreement or of any provision contained herein. Notwithstanding anything to the contrary in this Agreement, KT agrees that the Manager shall not be liable, responsible, or accountable in damages or otherwise to KT for any loss, damage, liability, or expense incurred by KT for any expenditure made by the Manager in good faith in the course of fulfilling its duties under this Agreement or in the settlement of any claim arising out of the operation or management of the Newspapers, unless any such expenditure is in contravention of this Agreement or any other limitation on the Manager's authority set forth in this Agreement.

                                  ARTICLE VIII
                                    GENERAL
                                    -------

      8.01     Manager an Independent Contractor and Agent.  The Manager shall
               -------------------------------------------
serve as an independent contractor in rendering the services set forth herein and shall not be an employee of KT. In the performance of its duties hereunder, the Manager shall act solely as agent of KT and all debts and liabilities to third persons incurred by the Manager on behalf of KT in accordance with this Agreement and in the course of the operation and management of the Newspapers shall be the debts and obligations of KT only.

      8.02     Other Activities.  Nothing in this Agreement shall limit or
               ----------------
restrict the right of the Manager or any Affiliate of the Manager, to engage in any other business or to devote its time and attention to the management or other aspects of any other business or to render services of any kind to any corporation, firm, individual or association.

      8.03     Notices.  Except as expressly provided herein, notices and other
               -------
communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by facsimile, as follows:

          (i)  If to KT, to:

               c/o Tele-Communications, Inc.
               Terrace Tower II
               5619 DTC Parkway
               Englewood, Colorado 80111-3000
               Telephone:  (303) 267-4800
               Telecopy:   (303) 488-3245
               Attention: Stephen M. Brett

               With a copy (which copy shall not constitute notice) addressed to:

               Baker & Botts, L.L.P.
               599 Lexington Avenue
               New York, New York 10022-6030
               Telephone:  (212) 705-5000
               Telecopy:   (212) 705-5125
               Attention: Lee D. Charles, Esq.

         (ii)  If to the Manager to:

               The Salt Lake Tribune Publishing Company, LLC
               143 South Main Street
               Salt Lake City, Utah 84111
               Telephone:  (801) 237-2031
               Telecopy:   (801) 237-2022
               Attention: Sharon E. Sonnenreich, Esq.

               With a copy (which copy shall not constitute notice) addressed to:

               Jones, Waldo, Holbrook & McDonough
               Suite 1500
               170 South Main Street
               Salt Lake City, Utah 84101
               Telephone:  (801) 521-3200

               Telecopy:   (801) 328-0537
               Attention: Bruce E. Babcock, Esq.


or to such other address or attention of such other person as either party shall advise the other in writing. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (confirmation of transmission received) or
(iii) one business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

      8.04     Amendments and Waivers.  This Agreement may be amended, modified,
               ----------------------
or canceled, and any terms, covenants, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving noncompliance.

      8.05     Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings oral or written.

      8.06     Binding Effect; Assignment.  Except as otherwise provided herein,
               --------------------------
the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the obligations of the Manager under this Agreement are personal to the Manager, and KT is entering into this Agreement in reliance upon the Manager's expertise and knowledge in performing the Manager's obligations hereunder. For the foregoing reasons, the Manager shall not voluntarily or involuntarily, directly or indirectly, assign, otherwise transfer or delegate its obligations under this Agreement and/or assign its interest in this Agreement to any third party without the prior written consent of the KT, which consent may be granted or withheld in KT's sole, subjective discretion. The foregoing restriction shall not prohibit the Manager from contracting with approved contractors and professionals to assist the Manager in the performance of its obligations under this Agreement. Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than (i) the parties hereto and their permitted successors and assigns and (ii) TCI and its Affiliates as expressly provided in Section 3.02(xv)), any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants or provisions contained herein.

      8.07     Costs and Attorneys' Fees.  In the event either party hereto
               -------------------------
commences a legal proceeding to enforce any of the terms of this Agreement, the prevailing party in such action shall have the right to recover reasonable attorneys' fees and costs from the other party at the discretion of the court in which such action was decided. The term "legal proceeding" shall include appeals from a lower court judgment. The "prevailing party" shall mean the party that prevails in obtaining a remedy or relief which most nearly reflects the remedy or relief which the party sought.

      8.08     Severability.  If any provision of this Agreement or the
               ------------
application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and each remaining provision shall be valid and enforced to the fullest extent permitted by law.

      8.09     No Waiver.  No delay on the part of any party hereto in
               ---------
exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

      8.10     Captions.  Captions contained in this Agreement are inserted only
               --------
as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

      8.11     Governing Law.  This Agreement shall be governed by, and
               -------------
construed in accordance with, the laws of the State of Delaware without reference to rules governing conflicts of law.

      8.12     Counterparts.  This Agreement may be executed in multiple
               ------------
counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 KEARNS-TRIBUNE CORPORATION


                                 By:
                                     -----------------------------------
                                     Name:
                                     Title:


                                 THE SALT LAKE TRIBUNE
                                 PUBLISHING COMPANY, LLC


                                 By:                                , a member
                                     -------------------------------
                                     By:
                                         -------------------------------------
                                         Name:
                                         Title:

                                   Exhibit A


1.  The Salt Lake Tribune

2.  Lewiston Tribune

3.  Sparks Tribune

4.  Moscow Tribune

5.  Whitman County Gazette

                                   Exhibit B


Name          Office
----          ------

[      ]      Chief Executive Officer

[      ]      Chief Operating Officer